Exhibit 19.1

UNIVERSAL ELECTRONICS INC. INSIDER TRADING POLICY
Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by Universal Electronics Inc. and its subsidiaries (individually and collectively, the “Company”) and all directors, officers, employees, and representatives thereof (and members of the forgoing persons’ immediate families and households), in order to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. Questions regarding this Policy should be directed to the Company’s General Counsel.

Policy

It is the Company’s policy to comply with all applicable federal and state securities laws, including those relating to buying or selling securities of the Company (“Company Securities”). In the course of conducting the Company’s business, directors, officers, employees, or representatives may become aware of material non-public information regarding the Company, its subsidiaries and divisions, or other companies with which we do business (this so-called “material non-public information” is defined below). Directors, officers, employees or agents of the Company and members of their immediate families and households may not buy or sell Company Securities, or securities of any other publicly-held company, while in possession of material non-public information obtained during the course of employment or other involvement with Company business, even if the decision to buy or sell is not based upon the material non- public information.
In addition, entities such as trusts or foundations over which a director, officer, employee, or representative has control, may not buy or sell Company Securities or securities of any other publicly-held company while in possession of such material non-public information. If you have material non-public information, you may not disclose that information to others, even to family members or other employees, except for employees whose job responsibilities require the information.
This Policy will continue to apply to any director, officer, employee, or representative whose relationship with the Company terminates as long as the individual possesses material non-public information that he or she obtained in the course of his or her employment or relationship with the Company.

Applicability

The general policy stated above applies to all directors, officers, employees, and representatives of the Company. In order to ensure compliance with this Policy, the Board of Directors of the Company has adopted the following additional procedures, which apply to directors, officers and certain employees and representatives of the Company, as specified in Annex A (“Covered Persons”) and their Related Persons (as defined below), which Annex may be amended from time to time by the Company’s General Counsel and Chief Financial Officer. The Company has determined that these Covered Persons are likely to have access to material non-public information by virtue of their position with the Company. These procedures apply regardless of the dollar amount of the trade or the source of the material non-public information. Any questions regarding the applicability of this Policy to a specific situation should be referred to the Company’s General Counsel.

Exhibit 19.1

Definition/Explanations
Who is an “Insider”?
The concept of “insider” is broad. Any person who possesses material non-public information is considered an insider as to that information. Insiders include Company directors, officers, employees, and representatives, such as independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of an insider is transaction specific; that is, an individual is an insider with respect to each material non-public item of which he or she is aware.
What is “Material” Information?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Some examples of material information include:
•unpublished financial results (including earnings estimates);
•unpublished statistics about sales;
•news of a pending or proposed company transaction;
•major litigation;
•recapitalizations;
•significant changes in strategic objectives;
•change in control or a significant change in management;
•news of a significant sale or impairment of assets;
•changes in dividend policies, the declaration of a stock split or the offering of new or additional securities;
•defaults under debt agreements, if any; and
•liquidity issues.
The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the Company’s General Counsel.
What is “Non-public” Information?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, The Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information.

Exhibit 19.1

Generally, one should allow approximately two (2) full trading days following publication of material information as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, trading in Company Securities may start on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, trading in Company Securities may not start until the following Thursday. If the announcement is made on Friday after trading begins, trading in Company Securities may start on Wednesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that trades be pre-cleared (see below) and that they occur during specified open window trading period (see below).
Who is a “Related Person?”
For purposes of this Policy, a “Related Person” includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; corporations in which you, either singly or together with other “Related Persons”, own a controlling interest; trusts of which you are a trustee, settlor or beneficiary; estates of which you are an executor or beneficiary; or any other group or entity where the insider has or shares with others the power to decide whether to buy Company Securities. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent, child or sibling may be a “tippee” for securities laws purposes. See below for a discussion on the prohibition on “tipping.”

Guidelines

Non-disclosure of Material Non-Public Information
Material non-public information must not be disclosed to anyone, except the designated persons within the Company or certain third-party agents of the Company (such as accountants, investment banking advisors or attorneys) whose positions require them to know it, until such information has been publicly released by the Company.
Prohibited Trading in Company Securities
No Covered Persons or their Related Persons may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, but excluding certain exercises of options (as described below), or in accordance with a Rule 10b5-1 Trading Plan (as described below)) outside of a open window trading period (see below) or when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.
Twenty-Twenty Hindsight/Pre-Clearance Procedures
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the- fact with the benefit of hindsight. Therefore, Covered Persons must pre-clear all proposed transactions in Company Securities with the Company’s General Counsel, or outside counsel retained by the Company for such purpose. A request for pre-clearance must be submitted in advance of the proposed transaction. Pre- clearance may only be obtained by speaking directly with the Company’s General Counsel, and if granted, you will be notified by email. As a part of the pre-clearance, you will be required to certify compliance with this Policy (certification to be in the form set forth in Annex B). Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by this Policy and by federal and state securities law and will not constitute advice regarding the investment

Exhibit 19.1

aspects of any transaction. Clearance of a transaction is valid only for ten (10) business days following receipt by you of the Company’s General Counsel’s emailed clearance notice. If the transaction order is not completed within that ten-day period, clearance of the transaction must be re-requested. If a transaction is effected via a “limit order”, the end date of such order must coincide with the end date of your trading authorization. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
Exceptions to Pre-Clearance Requirements.
•Stock Option Exercises. An exercise of a stock option need not be pre-cleared if such exercise does not involve the sale of any Company Securities, such as a sale of Company Securities to finance a broker-assisted “cashless” exercise, such that after such exercise, you continue to hold the Company Securities that were issued to you via the option exercise.
•10b5-1 Plans. See discussion regarding Pre-arranged Trading Plans below.
“Tipping” Information to Others
Insiders may be liable for communicating or tipping material non-public information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them and individuals who trade on material non-public information that has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, tippees who pass the information along are liable for the insider trading of persons to whom they have tipped the information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company’s policy that Covered Persons are required to keep completely and strictly confidential all non-public information relating to the Company.
Avoid Speculation
Covered Persons and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Covered Person or Related Person in conflict with the best interests of the Company and its security-holders. Covered Persons and their Related Persons are also prohibited from participating in on-line chat rooms involving the Company, its business or its stock.
Anyone may, of course, exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of options.
Margin Accounts and Pledges
Covered Persons and their Related Persons are prohibited from holding Company Securities in a margin account, nor may such persons pledge Company Securities as collateral for a loan. This is because Company Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure

Exhibit 19.1

if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in a violation of this Policy and may be considered to be unlawful insider trading.
Trading in Securities of Other Public Companies
No Covered Person or Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the person learns of material non-public information about the other company in the course of his or her service to, or employment with, the Company.
Quarterly Blackout Periods
The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Covered Persons and their Related Persons may not trade in Company Securities during the period beginning after the close of the U.S. market on the fifteenth day of the third month of a fiscal quarter, and ending after the second full trading day following the release of the Company’s earnings for that quarter.
Event Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few persons. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in Company Securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to the advance discussion or pre-clearance procedures of this Policy requests permission to trade in Company Securities during an event-specific blackout, the Company’s General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company’s General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

SEC’s Regulation Blackout Trading Restrictions. Covered Persons and their Related Persons may also be subject to event-specific blackouts pursuant to the SEC’s regulation prohibiting certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, you may NOT trade in Company Securities at anytime that you are aware of material nonpublic information about the Company.

Pre-arranged Trading Plans
Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, you may claim a defense to insider trading if you enter into a binding contract, an instruction or a written plan that specifies the amount(s), price(s) and date(s) on which securities are to be purchased or sold, and if these arrangements are established during an open window trading period and at a time when you are not otherwise prohibited from transacting in Company Securities. Arrangements

Exhibit 19.1

under the rule may specify the amount(s), price(s) and date(s) through a formula or may specify trading parameters that another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades.
It is important that you document the details of a trading plan properly. Please note that, in addition to the requirements of a trading plan described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include that you act in good faith, that you not modify your trading instructions while you possess material non-public information and that you not enter into a corresponding or hedging transaction or position. Because this rule is complex, the Company recommends that you work with a broker and the Company’s General Counsel and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.
All trading plans must be reviewed and acknowledged by the Company’s General Counsel before they are implemented. All such plans must be entered into during an open window trading period and at a time which the Covered Person is not otherwise prohibited from transacting in Company Securities.
No Circumvention
No circumvention of this Policy is permitted. Do not try to accomplish indirectly what is prohibited directly by this Policy and federal and state securities laws. The short-term benefits to an individual cannot outweigh the potential liability that may result when an individual is involved in the illegal trading of securities.
No Exception for Hardship
The existence of a personal financial emergency does not excuse you from compliance with this Policy and federal and state securities laws.
Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
•jail sentences of up to 20 years;
•criminal fines (no matter how small the profit) of up to $5,000,000 plus, in the case of entities only, a criminal penalty of up to $25,000,000;
•civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•fines for the employer or other controlling/supervisory person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided;
•disgorgement of profits, including reasonable interest;
•civil injunctions; and
•treble damages;

Exhibit 19.1

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Acknowledgment

All employees and Covered Persons must certify in writing that they have read and intend to comply with the procedures set forth in this Policy. See Annex C.
Amendment; Waivers

The Board of Directors of the Company, by itself or through its Corporate Governance and Nominating Committee reserves the right to amend this Policy at any time and to grant a waiver of this Policy but only on a case-by-case basis, and then only under special circumstances.

Exhibit 19.1

ANNEX A

COVERED PERSONS

Section 16 Reporting Persons
-All Members of the Board of Directors of the Company

-All Executive Officers of the Company

Non-Section 16 Reporting Persons
-All Senior Vice Presidents of the Company who are NOT Section 16 Reporting Persons

-All Vice Presidents of the Company in the following departments or functions:
•Accounting
•Corporate Communications
•Finance/Treasury
•Financial Planning
•Financial Reporting
•Internal Audit
•Investor Relations
•Legal
•Strategy/Corporate Development
-All Managers and above of such above-referenced departments, plus such other members of the above-referenced departments as may be designated by the Company’s General Counsel or Chief Financial Officer from time to time because such other members’ work with or who otherwise have regular access to Company material non-public financial information.
A-1

Exhibit 19.1

ANNEX B
Pre-Trading Clearance and Certification Form

For All Covered Persons who are NOT Section 16 Reporting Persons

I desire to make a trade or trades in securities of Universal Electronics Inc. (“the Company”). I hereby certify that I have read and understand the Company’s Insider Trading Policy and I am not in possession of any material non-public information concerning the Company nor am I otherwise prohibited from transacting in the Company’s securities. I intend to execute this transaction within the time frame and in the manner set forth in your email to me or pursuant to a 10b5-1 Trading Plan. If I effect my trade via a limit order, I will place an end date on the order to coincide with the end date of my trading authorization, subject to the terms of any 10b5-1 Trading Plan. I further understand that I must obtain clearance if the transaction(s) does not take place within that time frame or if I do not enter into a 10b5-1 Trading Plan within that time frame.
For All Covered Persons who ARE Section 16 Reporting Persons
I desire to transact in securities of Universal Electronics Inc. (“the Company”). I hereby certify that I have read and understand the Company’s Insider Trading Policy and I am not in possession of any material non-public information concerning the Company nor am I otherwise prohibited from transacting in the Company’s securities. I intend to execute this transaction within the time frame and in the manner set forth in your email to me or pursuant to a 10b5-1 Trading Plan. If I effect my trade via a limit order, I will place an end date on the order to coincide with the end date of my trading authorization, subject to the terms of any 10b5-1 Trading Plan. I further understand that I must obtain clearance if the transaction(s) does not take place within that time or if I do not enter into a 10b5-1 Trading Plan within that time. I also certify that I am or my representative is responsible for preparing and filing any notice pursuant to Rule 144 and that I or my representative will provide you with all necessary information regarding my transaction(s) in UEI stock so you may timely prepare and file the required Form 4(s) on my behalf. Finally, I certify that I understand the “short-swing” rules under Section 16(b) of the Exchange Act of 1934, as amended and the liabilities imposed upon me thereunder and that any transaction by me in the Company’s securities will not result in “matchable” transactions under Section 16.
B-1

Exhibit 19.1

ANNEX C
Acknowledgement of Universal Electronics Inc. Insider Trading Policy

To the Board of Directors of Universal Electronics Inc.:
I acknowledge that I have read and understand the Universal Electronics Inc. Insider Trading Policy and agree to abide by its provisions.

Signature:
Name (Please Print):
Phone number:
Email:

C-1